EXHIBIT 99.1

Media Contact:
Evelyn Mitchell
205-264-4551
regions.doingmoretoday.com
Regions News on Twitter: @RegionsNews

Regions Financial Corp. Director David J. Cooper Sr. to Retire

BIRMINGHAM, Ala. - Feb. 8, 2018 - Regions Financial Corporation (NYSE:RF) today announced that David J. Cooper Sr. will retire from the company’s board of directors effective April 25, 2018, having reached the board’s mandatory retirement age of 72.

Cooper has served as a director since 2005. He currently serves on the Nominating and Corporate Governance Committee and the Compensation Committee. Cooper is the vice chairman of Cooper/T. Smith Corporation, a privately held corporation that is one of the largest stevedoring and maritime-related firms in the United States.

“David has served with distinction over the past 13 years as a member of our board of directors, and during that time, he has consistently proven to be a principled, strategic, and resolute leader,” said Regions Chairman and CEO Grayson Hall. “I greatly appreciate his guidance and commitment to the success of the company during a historic time of change within the financial services industry.”

Regions’ directors are elected at the annual meeting of stockholders each year. The board of directors currently has 14 members. Under Regions’ Corporate Governance Principles, each director should retire immediately prior to the call to order of the next annual stockholders’ meeting of the Company following his or her 72nd birthday. The board has determined that effective at the annual meeting of stockholders, the board will consist of 13 members to be elected for a term of one year expiring at the 2019 annual meeting.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $124 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 1,900 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.
###